EXHIBIT 10.2

RETIREMENT AND CONSULTING AGREEMENT
THIS RETIREMENT AND CONSULTING AGREEMENT, dated as of May 7, 2024 (this “Agreement”), is made and entered into by and between Pathfinder Bancorp, Inc. (the “Company”), Pathfinder Bank, a wholly-owned subsidiary of the Company (the “Bank”), and Walter F. Rusnak (“Executive”).
WHEREAS, Executive is employed by the Company and the Bank as Senior Vice President and Chief Financial Officer; and
WHEREAS, Executive has notified the Company and the Bank of his intent to voluntarily retire from employment with the Company and the Bank, effective as the Retirement Date (as defined below).
NOW, THEREFORE, the parties hereby acknowledge the following in connection with Executive’s Retirement (as defined below):
Section 1. Retirement.  Effective as of June 28, 2024 (the “Retirement Date”), Executive hereby retires as Senior Vice President and Chief Financial Officer of the Company and the Bank, and from all other positions, including as an officer, director or committee member, with any subsidiary or affiliate of either the Company or the Bank (“Retirement”).  As of the Retirement Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Company, the Bank or their affiliates.
Section 2. Change in Control Agreement.  At the Retirement Date, the Executive acknowledges that the Change in Control Agreement entered into with the Company and the Bank, dated as of July 29, 2019, shall terminate and have no further force or effect.

Section 3. Consulting.

(a) Consulting Period.  Executive shall render the Services (as defined below) for the period beginning the day immediately following the Retirement Date and ending on December 31, 2024, unless earlier terminated in accordance with Section 3(e) (the “Consulting Period”).
(b) Services.  During the Consulting Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer or Chief Financial Officer, including assisting the Company and the Bank with the transitioning of Executive’s duties and responsibilities to Executive’s successor, assisting with managing the Bank’s investment portfolio and balance sheet, and related financials (the “Services”).  During the Consulting Period, Executive shall provide the Services at such times and in such locations as mutually agreed between the parties, provided, however, that Executive shall be permitted to perform the Services remotely.  In no event shall Executive be required to render more than twenty (20) hours of service a week during the Consulting Period.

(c) Remuneration.
(i) Consulting Fees.  In consideration for agreeing to provide the Services, Executive shall receive a total gross payment of $10,750.00, which shall be paid monthly in arrears, with the first monthly payment being $10,750.00, and thereafter equal monthly payments of $10,750.00 over the Consulting Period, subject to Executive’s continued compliance with this Agreement (the “Consulting Fees”).
(ii) Expenses.  The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.
(iii) No Benefits.  Except as specifically provided in this Agreement, Executive shall be entitled to no compensation or benefits from the Company, the Bank or their affiliates with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company, the Bank or their affiliates.
(d) Status as a Non-Employee.  The Company, the Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Company, the Bank or their affiliates.  Executive acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.
(e) Termination of Consulting Period.
(i) Termination.  Either the Company, the Bank or Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with ten (10) days’ advance written notice of such termination.

(ii) Payments upon Termination.  Upon termination of the Consulting Period for any reason, the Company or the Bank shall pay to Executive any unpaid Consulting Fees for Services rendered through the date of termination (which such fees shall be pro-rated to the extent such termination is effective at a date other than the last day of a month). Any amounts payable upon termination shall be paid within 10 business days following the date of termination.  For purposes of this Agreement, “Cause” shall mean a material breach by Executive of this Agreement, which the breach remains uncured after notice from the Company or the Bank and a reasonable opportunity to cure.  Upon the death of the Executive, this Agreement shall terminate and no further payments shall be made to Executive except for the monthly installment for the month in which Executive’s death occurred.

Section 5. General Provisions.
(a) Non-Assignability.  This Agreement may not be assigned by Executive.

(b) Binding on Successors and Assigns.  The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, including any successor employer to the Company and/or the Bank in the event of a change in control.
(c) Entire Agreement.  This Agreement and any other benefit plan or agreement referenced in this Agreement represent the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.
(d) Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York without regard to conflict of laws provisions.
(e) Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Company and/or the Bank:
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, NY 13126
Attn: President and Chief Executive Officer

If to Executive:    At the most recent address listed in the Bank’s records.
(f) Severability.  If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
(g) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.
(h) Tax Withholding.  The Company or the Bank shall withhold from the amounts payable under this Agreement such federal, state and/or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(i) Mutual Non-Disparagement.  Each party agrees, without limitation as to time, to refrain from making any statement which would tend to disparage or injure the reputation of the other party.

(j) Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Company, the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The cost of the arbitrator shall be paid by the Company or the Bank; all other costs of arbitration shall be borne by the respective parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PATHFINDER BANCORP, INC.

By: /s/ James A. Dowd
Name: James A. Dowd
Title: President and Chief Executive Officer

PATHFINDER BANK

By: /s/ James A. Dowd
Name: James A. Dowd
Title: President and Chief Executive Officer

EXECUTIVE /s/ Walter F. Rusnak Walter F. Rusnak